Exhibit C
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                      ALLIED HEALTHCARE INTERNATIONAL INC.

                            Offering of Common Stock
                            ------------------------

                                                                    July 1, 2004

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
  as Representative of the several Underwriters
c/o  Friedman, Billings, Ramsey & Co., Inc.
     1001 19th Street North
     Arlington, Virginia  22209

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between Allied Healthcare International Inc., a New York corporation (the "Company"), and you as representative of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value (the "Common Stock"), of the Company.

     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., offer, sell, contract to sell, assign, transfer, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days following the date of the Company's final Prospectus, other than shares of Common Stock purchased by the Underwriters pursuant to the Underwriting Agreement and shares of Common Stock disposed of as bona fide gifts approved by Friedman, Billings, Ramsey & Co., Inc.

     If (i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed

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by this  Agreement  shall  continue to apply until the  expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

     Anything contained herein to the contrary notwithstanding, any person to whom shares of Common Stock are transferred from the undersigned shall be bound by the terms of this Agreement.

     In addition, the undersigned hereby waives, from the date hereof until the expiration of the 90 day period following the date of the Company's final Prospectus, any and all rights, if any, to request or demand registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock that are registered in the name of the undersigned or any shares of Common Stock that are deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act (the "Beneficially Owned Shares"). In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of stop-transfer orders with the transfer agent of the Common Stock with respect to any shares of Common Stock or Beneficially Owned Shares.

     The agreement set forth above shall terminate on the date that the Company or Friedman, Billings, Ramsey & Co., Inc. notifies the undersigned in writing that it does not intend to proceed with the public offering of Common Stock contemplated hereby. If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                           [Signature Page to Follow]


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                                    Yours very truly,
                                   Hyperion TWH Fund LLC

                                    --------------------------------------
                                    By:         Scott A. Shay
                                          Title:      Executive Vice President
                                    Address:    50 Charles Lindbergh Blvd,
                                                Suite 500
                                                Uniondale, NY 11553